UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2006

AboveNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

360 Hamilton Avenue White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)           On May 25, 2006, Dennis O’Connell notified AboveNet, Inc. (the “Company”) of his resignation from the board of directors of the Company (the “Board”). Mr. O’Connell’s resignation was not the result of any disagreement with the Company.  Mr. O’Connell served on the following committees of the Board: the Audit Committee, the Governance and Nominating Committee and the Special Independent Committee.

(b)           Effective May 30, 2006, the Company appointed William I. Lees, Jr., age 47, as Vice President and Chief Accounting Officer. From March 2005 to December 2005, Mr. Lees was Senior Vice President, Accounting and Financial Operations and Chief Accounting Officer at Global Crossing Limited, a publicly held provider of telecommunications services. From October 2001 to March 2005, Mr. Lees was Senior Vice President and Corporate Controller at Mediacom Communications Corporation, a publicly held cable television company. From July 1999 to October 2001, Mr. Lees was Executive Vice President and Chief Financial Officer at Regus Business Centres Corp., an affiliate of Regus Group plc, a publicly held provider of office space and business services.

Mr. Lees was hired on an at-will basis at an annual salary of $225,000. Management intends to recommend to the Compensation Committee of the Board that Mr. Lees be granted (i) options to purchase 7,500 shares of the Company’s common stock (with a strike price equal to the fair market value of a share of common stock on the grant date) and (ii) 12,000 restricted stock units. Such grants are subject to the approval of the Compensation Committee of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 31, 2006

ABOVENET, INC.

By	/s/ Robert Sokota
Robert Sokota,
Senior Vice President and General Counsel